Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

REPLIGEN CORPORATION

Pursuant to Section 242

of the General Corporation Law of

the State of Delaware

Repligen Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Certificate of Incorporation of the Corporation, as amended, is hereby further amended by adding a new Article TWELFTH to read in its entirety as follows:

“TWELFTH. To the fullest extent permitted by law, no Officer (as defined below) of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as an Officer of the corporation, except for liability (a) for any breach of the Officer’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Officer derived an improper personal benefit, or (d) arising from any claim brought by or in the right of the corporation. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of an Officer, then the liability of an Officer of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Article TWELFTH, “Officer” shall mean an individual who has been duly appointed as an officer of the corporation and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service of process to the registered agent of the corporation as contemplated by 10 Del. C. § 3114(b).

Any amendment, repeal or modification of this Article TWELFTH by either of (i) the stockholders of the corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a an Officer, at the time of such amendment, repeal or modification.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to the Certificate of Incorporation as of May 15, 2025.

REPLIGEN CORPORATION

By:	/s/ Olivier Loeillot
Name: Olivier Loeillot
Title: President and Chief Executive Officer